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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549
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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of earliest event reported):  November 9, 1998
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                           BERGEN BRUNSWIG CORPORATION
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             (Exact name of registrant as specified in its charter)

  New Jersey                        1-5110                       22-1444512
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(State Or Other                  (Commission                   (IRS Employer
Jurisdiction Of                  File Number)                Identification No.)
 Incorporation)




             4000 Metropolitan Drive, Orange, California 92868-3598
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               (Address of Principal Executive Offices) (Zip Code)


Registrant's telephone number, including area code   (714) 385-4000
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


Item 5.  Other Events.



         On November 9, 1998, Bergen Brunswig Corporation ("BBC") entered into a Stock Purchase Agreement with Stadtlander Drug Co., Inc. ("SDC"), Counsel Corporation ("Counsel"), Stadt Holdings Inc. ("SHI", and collectively with Counsel, the "Sellers") pursuant to which BBC has agreed to acquire 100% of the outstanding stock of SDC. SDC is a leader in disease-specific pharmaceutical care delivery for transplant, HIV, infertility and serious mental illness patient populations. SDC is also a leading provider of pharmaceutical care to the privatized corrections market. The estimated net purchase price is $300 million, together with the assumption of approximately $100 million in debt and subject to certain adjustments. In addition, BBC will pay the Sellers $28 million in connection with an election to treat this transaction as an asset purchase for tax purposes. The purchase price is payable one half in cash and one half in BBC's Class A Common Stock, subject to BBC's right to convert the consideration to "all cash" in the event that the market price of BBC's Class A Common Stock falls below a specified level.

         The pending acquisition is subject to certain conditions, including compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act and the receipt of approval of Counsel's shareholders. Certain of Counsel's directors and related parties, owning approximately 23% of Counsel's outstanding shares, have agreed to vote their shares in favor of the transaction. The transaction will be accounted for as a purchase.





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                                    SIGNATURE



                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                           BERGEN BRUNSWIG CORPORATION




                             By: /s/ Milan A. Sawdei
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                                     Milan A. Sawdei
                                     Executive Vice President
                                     Chief Legal Officer and Secretary

Date:  November 12, 1998